Exhibit 4.19

LICENSE AGREEMENT

This license agreement (this “Agreement”) is entered into as of June 28, 2019 (the “Effective Date”) by and between Rise (Tianjin) Education Information Consulting Co., Ltd. (“Licensor”), and Beijing Step Ahead Education Technology Development Co., Ltd. a company incorporated in China (“Licensee”). Licensor or Licensee are referred to individually as a “Party” and, collectively, as the “Parties”.

WHEREAS, the Licensor owns or has been licensed rights to Licensed Material (as hereinafter defined); and

WHEREAS, the Parties wish to enter into an agreement pursuant to which Licensee will manufacture, promote, sell and distribute the Licensed Material (as hereinafter defined) and certain products based on or bearing the Licensed Material, and provide certain education-related services using the Licensed Material and certain products based on or bearing the Licensed Material.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS.

1.1 “Agreement” is defined in the preamble.

1.2 “Attribution Language” means the following or reasonably similar attribution statement: “Foundational content provided by Houghton Mifflin Harcourt.”

1.3 “China” means the People’s Republic of China, which, for the purpose of this Agreement, excludes Hong Kong, Macau and Taiwan.

1.4 “Customized Product(s)” means any products or services containing, derived from, or developed by or on behalf of Licensee, its licensors and their permitted direct or indirect sub-licensees based on, any HMH Products, including but not limited to the material listed in Exhibit A-4 attached hereto under the heading “Customized Products”.

1.5 “Destination Marks” means any and all of the trademarks and applications and registrations thereof listed on Exhibit A-2 attached hereto, and any other trademarks consisting of or including the word “DESTINATION”, and all applications and registrations or future applications and registrations thereof in the Territory.

1.6 “Effective Date” is defined in the preamble.

1.7 “HMH Products” means, collectively, (a) those products designated by HMH that are listed on Exhibit A-1 attached hereto under the heading “HMH ELL Destination Products” and distinguished by copyright date and International Standard Book Number (ISBN), and the pictorial works listed on Exhibit A-1 attached hereto under the heading “HMH ELL Destination Products Pictorial Works”, (b) those products that are listed on Exhibit A-1 attached hereto under the heading “HMH ELL Other Backlist Products” and distinguished by copyright date and International Standard Book Number (ISBN), (c) those products that are listed on Exhibit A-1 attached hereto under the heading “HMH ELL Other Frontlist Products” and distinguished by copyright date and International Standard Book Number (ISBN), (d) any materials that are listed on Exhibit A-1 attached hereto under the heading “HMH ELL Other Products”, and (e) those products that are listed on Exhibit A-1 attached hereto under the heading “HMH Professional Development Products” and distinguished by copyright date and International Standard Book Number (ISBN).

1.8 “Licensed Material” is defined in Section 2.1 below.

1.9 “Licensed Rights” is defined in Section 2.1 below.

1.10 The terms “Party” and “Parties” are defined in the preamble.

1.11 “Rise Marks” means any and all of the trademarks and applications and registrations thereof listed on Exhibit A-3 attached hereto and any other trademarks consisting of or including the word “RISE” or “瑞思”, any other trademarks that are the Chinese translation or equivalents of the foregoing, and all applications and registrations or future applications and registrations thereof in the Territory.

1.12 “Rise Products” means the products and services bearing one or more of the Rise Marks.

1.13 “Royalties” means the royalties as defined in Section 3.1 below, as amended from time to time by the Parties.

1.14 “Sales” means gross sales recognized in accordance with the generally accepted accounting principles as in effect in China, consistently applied.

1.15 “Software” means the materials listed on Exhibit A-1 attached hereto under the heading “Software”.

1.16 “Territory” is defined in Section 2.1 below.

1.17 “Term” is defined in Section 9 below.

2.	LICENSED RIGHTS.

2.1 Rights Granted to Licensee. Subject to the terms and conditions of this Agreement and any other agreement between the Parties in respect of the subject matter hereof, Licensor hereby grants to Licensee a non-exclusive license (“Licensed Rights”) to utilize the following materials (collectively, “Licensed Material”) within the People’s Republic of China:

Licensed Material:

(a) HMH Products

(b) Software

(c) Destination Marks

(d) Attribution Language

(e) Rise Products

(f) Rise Marks

(g) Customized Products

2.2 Sub-Licensing. Subject to the terms and conditions of this Agreement and upon the prior written consent of Licensor, Licensee may sub-license the Licensed Rights pursuant to a written sublicense agreement reasonably satisfactory to Licensor.

2.3 Reservation of Rights. Except as expressly provided herein, Licensee shall not copy, modify, display, decompile, store, translate, sell, lease, transfer, distribute or use the Licensed Material without Licensor’s express prior written consent.

3. ROYALTIES.

3.1 Payment of Royalties. As the consideration for the Licensed Rights and other rights granted to Licensee under this Agreement, Licensee shall pay to Licensor an amount equal to five percent (5%) of the Sales of all sub-licensees of Licensee measured on a consolidated basis as Royalties (the “Royalties”). The Royalties shall be invoiced and payable on a quarterly basis during the term of this Agreement in accordance with the written payment instructions of Licensor given at the end of each calendar quarter. Licensor will have the right to waive, in part or in whole, any Royalty payment in its sole discretion upon written notice to Licensee.

3.2 Interest. Any Royalty payment due and payable but that has not been paid to Licensor when due for any reason will accrue until paid, and such accrued Royalty payment will be subject to an interest charge. The interest will accrue and be compounded daily beginning on the day on which such Royalty payment is due and continuing until the date on which such Royalty payment is made. The rate of such interest shall be five percent (5%) per annum. Licensor will have the right to waive, in part or in whole, any interest accrued on any outstanding Royalty payment or interest charged in its sole discretion upon written notice to Licensee.

3.3 Adjustment. The Parties agree that Licensor will have the right to review the adequacy of the Royalties at the end of each calendar year during the term of this Agreement (or more frequently as commercially reasonable as determined by Licensor) and adjust the Royalties payable under Section 3.1 above, subject to changes in market conditions, upon written notice to Licensee.

4.	TITLE.

The Licensee shall acquire no right, title or interest in or to the Licensed Material; Licensee shall not reverse engineer or decompile any of the Licensed Material.

5.	UNDERTAKINGS OF THE PARTIES.

5.1 Compliance with Laws. Licensee will comply with all the applicable laws and regulations, including, but not limited to, all applicable laws and regulations governing product warranties.

5.2 Support. Licensor’s only obligation to provide technical support shall be to Licensee directly and not to any third party.

5.3 Materials. Unless otherwise agreed, Licensor will deliver to Licensee, according to a schedule agreed upon by the Parties, the Licensed Material, together with such information and documentation as Licensee may reasonably require.

6.	REPRESENTATIONS AND WARRANTIES.

6.1 Licensor. Licensor represents and warrants that (i) Licensor owns all necessary rights, or has obtained necessary rights, pursuant to certain license agreements or sublicense agreements, to the Licensed Material; (ii) Licensor has the full power and authority to enter into this Agreement, all subject to revisions to rights granted to Licensor for third party intellectual properties, where applicable.

6.2 Licensee. Licensee represents and warrants that Licensee has full power and authority to enter into this Agreement and that it will comply with all applicable laws in manufacturing, marketing and distributing products based on the Licensed Material.

7.	INDEMNIFICATION.

7.1 Licensor Indemnity. Licensor shall indemnify, defend and hold Licensee harmless from and against all claims, suits, demands, actions and proceedings, judgments, penalties, damages, costs and expenses (including reasonable legal fees and costs), losses or liabilities (“Damages”) arising out of a claim that any Damages incurred by Licensee resulting from a breach by Licensor of any representation, warranty or other provision of this Agreement, and Licensor will pay the costs and damages finally awarded in any suit or proceeding.

7.2 Licensee Indemnity. Licensee shall indemnify and hold Licensor and its licensors harmless from and against all Damages which may arise or result from any costs or damages incurred by Licensor resulting from a breach by Licensee of any representation, warranty or other provision of this Agreement.

8.	TERM OF AGREEMENT; RENEWAL.

Unless earlier terminated pursuant to this Agreement, the term of this Agreement will commence on the Effective Date and continue for five (5) years. This Agreement will be renewed automatically for successive five (5)-year periods, unless both Parties agree to terminate it in writing (the initial term and all renewal terms, collectively, the “Term”).

9.	TERMINATION.

9.1 Termination for Cause. Either Party may terminate this Agreement for cause as follows:

(a) Bankruptcy. Either Party may immediately terminate this Agreement upon written notice to the other Party in the event that proceedings in bankruptcy or insolvency are instituted by or against the other Party, or a receiver is appointed, or if any substantial part of the assets of the other Party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within sixty (60) days after its commencement or institution.

(b) Material Breach. Either Party may terminate this Agreement if the other Party commits a material breach of any of the terms or provisions of this Agreement and does not cure such breach within thirty (30) days after receipt of written notice of said material breach given by the non-defaulting Party.

(c) Termination for Cessation of Business. Upon not less than thirty (30) days prior written notice, Licensor may terminate this Agreement if Licensee ceases to carry on its business or substantially all of its business, and the rights granted to Licensee hereunder cease to be utilized, unless a successor or assign of Licensee has succeeded to, and is conducting the business or substantially all of the business of, Licensee. Licensee shall have the right to recommence its business or substantially all of its business within such thirty (30)-day period, and, if Licensee so recommences its business, such termination shall not occur.

10.	ASSIGNMENT.

This Agreement or any part thereof may not be assigned or transferred by Licensee, by operation of law or otherwise, without the prior written consent of Licensor (which shall not be unreasonably withheld). Licensor may assign or transfer its rights and obligations under this Agreement upon prior written notice to Licensee. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.	MISCELLANEOUS.

11.1 Agreement. This Agreement shall not supersede any other written agreements between the Parties with respect to the Licensed Material, and the terms and conditions of such other written agreements shall control in all respects in the event of any conflicting terms and conditions or dispute regarding the interpretation, applicability or enforcement of this Agreement. This Agreement may be amended only by a writing signed by the Parties hereto.

11.2 Dispute Resolution. The Parties shall seek to resolve all the disputes arising from or in connection with this Agreement through friendly consultation. In the event that any dispute cannot be resolved through such consultation, such dispute shall be submitted to the Beijing Arbitration Commission (“BAC”) for arbitration pursuant to the then effective arbitration procedures and rules of BAC. The arbitral award shall be final and binding upon the Parties.

11.3 Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) when received, if hand delivered, sent by facsimile transmission (the receipt of which is confirmed) or sent by express overnight courier service, or (ii) two (2) business days after deposit in the mail if mailed by regular mail (postage prepaid).

The address of Licensor shall be as follows:

Rise (Tianjin) Education Information Consulting Co., Ltd.

Room C209, C210, C213, C214, C217 and C218, 2/F, Building 1, No.8 Huanhe West

Road, Airport Economic Zone, Tianjin, China

Attention: SUN Yiding

The address of Licensee shall be as follows:

Beijing Step Ahead Education Technology Development Co., Ltd.

No. C01-1, 4/F, 42 Beiyuan Road, Chaoyang District, Beijing, China

Attention: SUN Yiding

12.	COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, and such counterparts will together constitute one and the same instrument. A facsimile or e-mail transmission of an executed counterpart signature page will be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

RISE (TIANJIN) EDUCATION INFORMATION CONSULTING CO., LTD.

(Corporate Seal)

By:	/s/ SUN Yiding

Name: SUN Yiding
Title: Legal Representative

BEIJING STEP-AHEAD EDUCATION TECHNOLOGY DEVELOPMENT CO., LTD.

(Corporate Seal)

By:	/s/ SUN Yiding

Name: SUN Yiding
Title: Legal Representative